SECURITIES AND EXCHANGE
				COMMISSION
			Washington, D.C. 20549

				SCHEDULE 13G/A

		Under the Securities Exchange Act of 1934
			Amendment No. |11|

			Stryker Corporation
			(Name of Issuer)

			Common Stock, $.10 Par Value
		(Title of Class of Securities)

			863667101
			(CUSIP Number)

			December 31, 2017
	(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however,see the Notes).


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CUSIP No. 863667101                    13G/A                   Page 2 of 6 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Greenleaf Trust   38-3416104
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
     Not Applicable                                              (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Michigan

________________________________________________________________________________
              5.   SOLE VOTING POWER

              	234,106
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH   22,737,733
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

             	226,736
              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                 22,745,103
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	22,971,839
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     BK
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





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Item 1(a) Name of Issuer:

Stryker Corporation

Item 1(b) Address of Issuer's Principal Executive Offices:

2825 Airview Boulevard
Kalamazoo, MI  49002

Item 2(a) Name of Person Filing:

Greeneaf Trust

Item 2(b) Address of Principal Business Office or, if None, Residence:

211 South Rose Street
Kalamazoo, MI  49007

Item 2(c) Citizenship:

State of Michigan

Item 2(d) Title of Class of Securities:

Common Stock, $.10 Par Value

Item 2(e) CUSIP Number:

863667101


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Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or
240.13d-2(b) or (c), check whether the person filing is a:

(a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C.78o);

(b) [X] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.78c);

(c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c);

(d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.8a-8);

(e) [ ] An Investment Adviser in accordance with Section 240.
	13d-1(b)(1) (ii)(E);

(f) [_] An employee benefit plan or endowment fund in accordance with
Section 240. 13d-1(b)(1)(ii)(F);

(g) [_] A parent holding company or control person in accordance with
Section 240. 13d-1(b)(1)(ii)(G);

(h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3);

(j) [_] Group, in accordance with Section 240. 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Section 240 13d-1(c), check this box. [ ]

Item 4. Ownership.

(a) Amount beneficially owned:

22,971,839

(b) Percent of class:

6.1%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote 234,106

(ii) Shared power to vote or to direct the vote 22,737,733

(iii) Sole power to dispose or to direct the disposition of 226,736

(iv) Shared power to dispose or to direct the disposition of

22,745,103
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Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Greenleaf Trust holds these securities in a fiduciary capacity on behalf of various trust and investment management customers, some of whom have the right to receive, or the power to direct the receipt of, dividends from or the proceeds from the sale of these securities

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

Item 8. Identification and Classification of Members of the Group.

Not Applicable

Item 9. Notice of Dissolution of Group.

Not Applicable

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 9, 2018
(Date)

/s/ Michael F. Odar
-----------------------------
         (Signature)



Michael F. Odar, President Greenleaf Trust


(Name/Title)